November 24, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2020 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for October 2020. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $922.6 billion increased 8% over October 2019 and declined 1% compared to September 2020. Financial assets under management of $151.0 billion increased 4% over October 2019 and declined 1% compared to September 2020. The year-over-year growth of client assets was driven by equity market appreciation since October 2019 and the net addition of financial advisors in the Private Client Group. The decrease of client assets compared to September 2020 was primarily attributable to the decline in equity markets, with the S&P 500 Index down 3% compared to the prior month.

“Financial advisor recruiting activity is robust across our multiple affiliation options,” said Chairman and CEO Paul Reilly. “Institutional fixed income activity continues to be strong and the M&A pipeline is healthy.”

Net loans at Raymond James Bank of $21.6 billion increased 3% over October 2019 and 2% over September 2020.

Record clients’ domestic cash sweep balances of $57.0 billion increased 53% over October 2019, and 3% over September 2020 despite quarterly fee billings in the month.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $923 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	October 31, 2020	October 31, 2019	September 30, 2020	October 31, 2019	September 30, 2020
Client assets under administration	$922.6	$853.9	$930.1	8%	(1)%
Private Client Group assets under administration	$874.7	$813.3	$883.3	8%	(1)%
Private Client Group assets in fee-based accounts	$471.1	$419.5	$475.3	12%	(1)%
Financial assets under management	$151.0	$145.6	$153.1	4%	(1)%

Raymond James Bank loans, net	$21.6	$21.0	$21.2	3%	2%

Clients’ domestic cash sweep balances	$57.0	$37.2	$55.6	53%	3%